Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT REPORTS FISCAL 2007 ANNUAL RESULTS

Fiscal Year Total Revenues and Diluted Earnings per Share

in Line with Prior Guidance

Fourth Quarter Diluted Earnings per Share of $2.03

Quarterly Dividend Increased by 50% for Second Consecutive Year

Share Repurchases and Dividends in 2007 Equivalent to

18% of Equity Market Capitalization

PARSIPPANY, NJ – May 31, 2007 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today reported results for the fourth quarter and fiscal year ended April 30, 2007. Total revenues and net income increased during the year, as higher average revenues per tax return and higher revenues from financial products more than offset a marginal decline in the number of tax returns prepared.

Total revenues for the year increased to $293.2 million as compared to $275.4 million in the prior year. Net income increased to $65.4 million, or $1.93 per diluted share, as compared to $58.0 million, or $1.59 per diluted share, in the prior year. Adjusted primarily to exclude previously disclosed litigation-related and internal review-related charges, net income would have been $66.9 million and diluted earnings per share would have been $1.98.

For the fourth quarter, total revenues were $166.7 million as compared to $165.1 million in the prior year period. Net income increased to $66.0 million, or $2.03 per diluted share, as compared to $58.0 million, or $1.62 per diluted share in the prior year period. Adjusted to exclude the previously disclosed internal review-related charge, net income would have been $66.3 million and diluted earnings per share would have been $2.04.

The Board of Directors on May 30, 2007 declared an 18 cents per share quarterly dividend, representing the second consecutive year of a 50% increase in the quarterly dividend. The dividend, which has increased each year since the Company’s initial public offering, will be paid on July 13, 2007 to shareholders of record as of June 28, 2007.

The Company’s national network of over 6,500 franchised and company-owned offices prepared 3.65 million tax returns in 2007, a decline of 0.2% over the prior year. Tax return growth improved through the tax season after a slow start in late January and finished strong with double digit growth in the final days of the tax filing season. The Company believes the business was somewhat impacted by publicity in early April surrounding lawsuits filed against one of its franchisees by the Department of Justice and that this contributed to a lower than expected number of tax returns prepared. Average revenues per tax return increased by 7.9%

3 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.630.0821 Fax: 973.630.0812

www.jacksonhewitt.com

to $191.69. The network facilitated 3.4 million financial products, an increase of 1.9%. Financial products facilitated include refund anticipation loans, assisted refunds and Gold Guarantee® products.

Michael Lister, Chairman and Chief Executive Officer, said, “Jackson Hewitt’s business once again generated significant cash flow, enabling the Company to deliver strong shareholder returns through increased share repurchases and dividends, despite challenges this year. Looking ahead to the 2008 tax season, we are implementing strategies to continue to address the needs of the ‘Workforce of America’, both in the early season and in the growing late season market.”

Jackson Hewitt returned $158 million to shareholders in the form of share repurchases and dividends in fiscal 2007. This represents a return of more than double the amount of net income earned in the year and amounted to 18% of total equity market capitalization at year-end. Debt outstanding at year-end was $127 million, or approximately one times income from operations. Since its initial public offering in 2004, the Company has repurchased $204 million in common stock.

Royalties and Marketing and Advertising revenues increased by $9.3 million to $120.2 million during the year. Financial product fees increased by $5.6 million to $80.0 million. Service revenues from company-owned office operations increased by $8.7 million to $80.2 million due to approximately 2% growth in the number of tax returns prepared and growth of 9.7% in average revenues per tax return.

Marketing and advertising expenses grew in line with systemwide revenue growth. Selling, general and administrative expenses declined by $3.9 million, largely as a result of lower legal and litigation-related expenses and lower compensation-related expenses.

Franchise Operations

Revenues for the fiscal year increased by $9.1 million to $213.0 million. Royalty revenues increased by $6.8 million to $83.1 million and Marketing and Advertising revenues increased by $2.5 million to $37.2 million as a 7.7% increase in average revenue per tax return more than offset the 0.5% decrease in number of tax returns prepared. In addition, the average royalty, marketing and advertising rate increased to 19.4%, from 19.2%.

Financial product fees were $80.0 million, as compared to $74.5 million in the prior year, due to an increase in the number of financial products facilitated and an increase in the contractual payments received in connection with the Company providing customer access and technology support to its financial product providers. Revenue from the Gold Guarantee product was $9.8 million, as compared to $8.5 million in the prior year.

Other revenues included fees generated from the sale of 205 territories during the year, consistent with the prior year.

Cost of franchise operations expenses increased by $2.3 million, largely as a result of cumulative growth in the Gold Guarantee product. Marketing and advertising expenses grew in line with revenue growth. Income before income taxes increased by $3.4 million to $130.4 million.

Company-Owned Office Operations

The Company further improved the profitability of its company-owned operations in 2007. Service revenues from operations increased by $8.7 million to $80.2 million based on a 9.7% increase in average revenues per tax return and approximately a 2% increase in number of tax returns prepared. The Company continues to improve profitability as operating margins have expanded each year since 2004. Income before income taxes increased by $2.8 million to $15.1 million.

Corporate and Other

Loss before income taxes narrowed by $4.8 million to $38.0 million. General and administrative costs declined by $4.1 million primarily due to lower incentive compensation costs. Litigation-related expenses declined by $1.9 million. Partially offsetting these declines was $1.3 million of incremental stock-based compensation related to stock options granted during the year. Costs related to the internal review of the lawsuits filed against a franchisee were $0.5 million for the year.

Interest expense increased from $8.3 million to $10.0 million primarily as a result of the larger share repurchase program. In the prior year, the Company incurred $2.7 million of non-cash charges related to the write-off of deferred financing costs.

Conference Call

Michael Lister, Chairman and Chief Executive Officer, and Mark Heimbouch, Chief Financial Officer, will host a live webcast today, Thursday, May 31, 2007, at 11:00 a.m. Eastern Time. Please visit the investor relations tab of the Company’s website, www.jacksonhewitt.com, at least 10 minutes prior to the beginning of the call in order to access the webcast.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with over 6,500 franchised and company-owned offices throughout the United States during the 2007 tax season, is an industry leader providing full service individual federal and state income tax preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

This press release contains statements including, without limitation, those statements relating to the effect on the Company’s 2007 operating results of the Department of Justice lawsuits filed against a franchisee and the Company’s expectations for the 2008 tax season, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to achieve the same level of growth in revenues and profits that it has in the past; the Company’s ability to maintain its quarterly dividend at the current level; government initiatives that simplify tax return preparation, improvements in the timing and efficiency of processing tax returns or a decrease in the number of tax returns filed or the size of tax refunds; government legislation and regulation of the industry and products and services, including refund anticipation loans; the success of the

Company’s franchise operations; changes in the Company’s relationship with financial product providers and retailers; the Company’s compliance with revolving credit facility covenants; the Company’s exposure to litigation; the seasonality of the Company’s business and its effect on the stock price; and the effect of market conditions within the tax return preparation industry.

Additional information concerning these and other risks that could impact the Company’s business can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and other public filings with the Securities and Exchange Commission (“SEC”). Copies are available from the SEC or the Company’s website. The Company assumes no obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements.

Contacts:

Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

# # #

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2007	2006	2007	2006
Revenues
Franchise operations revenues:
Royalty	$49,701	$45,645	$83,060	$76,234
Marketing and advertising	22,225	20,755	37,159	34,685
Financial product fees (a)	45,505	53,279	80,011	74,458
Other financial product revenues (a)	—	—	—	5,518
Other	4,211	4,787	12,776	12,986
Service revenues from company-owned office operations	45,092	40,656	80,190	71,529

Total revenues	166,734	165,122	293,196	275,410

Expenses
Cost of franchise operations	9,262	9,876	33,435	31,179
Marketing and advertising	12,920	18,335	44,247	40,977
Cost of company-owned office operations	21,743	23,020	51,706	47,084
Selling, general and administrative	8,970	13,027	35,792	39,723
Depreciation and amortization	3,166	3,186	12,266	11,428

Total expenses	56,061	67,444	177,446	170,391

Income from operations	110,673	97,678	115,750	105,019
Other income/(expense):
Interest income	551	491	1,856	1,924
Interest expense	(2,664)	(1,637)	(9,972)	(8,301)
Write-off of deferred financing costs	—	—	(108)	(2,677)
Other	—	—	—	520

Income before income taxes	108,560	96,532	107,526	96,485
Provision for income taxes	42,559	38,543	42,146	38,524

Net income	$66,001	$57,989	$65,380	$57,961

Earnings per share:
Basic	$2.07	$1.64	$1.97	$1.61

Diluted	$2.03	$1.62	$1.93	$1.59

Weighted average shares outstanding:
Basic	31,918	35,320	33,262	36,061

Diluted	32,509	35,827	33,812	36,445

Dividends declared per share	$0.12	$0.08	$0.48	$0.32

Note to Consolidated Statements of Operations:

(a)	Under the financial product agreements that were executed in the fourth quarter last year, the Company no longer earns other financial product revenues on refund anticipation loans facilitated by its network. The Company now earns financial product fees under such agreements during the tax season in the third and fourth fiscal quarters.

JACKSON HEWITT TAX SERVICE INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of April 30, 2007	As of April 30, 2006
Assets
Current assets:
Cash and cash equivalents	$1,693	$15,150
Accounts receivable, net of allowance for doubtful accounts of $1,279 and $1,168, respectively	17,519	20,184
Notes receivable, net	5,544	4,830
Prepaid expenses and other	11,421	8,755
Deferred income taxes	1,933	4,583

Total current assets	38,110	53,502
Property and equipment, net	35,194	35,808
Goodwill	395,598	392,700
Other intangible assets, net	84,793	86,085
Notes receivable, net	5,001	3,453
Other non-current assets, net	17,235	16,534

Total assets	$575,931	$588,082

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$31,452	$44,001
Income taxes payable	59,058	47,974
Deferred revenues	10,038	9,304

Total current liabilities	100,548	101,279
Long-term debt	127,000	50,000
Deferred income taxes	33,443	36,526
Other non-current liabilities	11,450	12,354

Total liabilities	272,441	200,159

Stockholders’ equity:
Common stock, par value $0.01; Authorized: 200,000,000 shares; Issued: 38,069,726 and 37,843,898 shares, respectively	381	378
Additional paid-in capital	359,469	350,526
Retained earnings	146,962	97,413
Accumulated other comprehensive income	348	933
Less: Treasury stock, at cost: 6,953,545 and 2,538,197 shares, respectively	(203,670)	(61,327)

Total stockholders’ equity	303,490	387,923

Total liabilities and stockholders’ equity	$575,931	$588,082

JACKSON HEWITT TAX SERVICE INC.

FRANCHISE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2007	2006	2007	2006
Revenues
Royalty	$49,701	$45,645	$83,060	$76,234
Marketing and advertising	22,225	20,755	37,159	34,685
Financial product fees (a)	45,505	53,279	80,011	74,458
Other financial product revenues (a)	—	—	—	5,518
Other	4,211	4,787	12,776	12,986

Total revenues	121,642	124,466	213,006	203,881

Expenses
Cost of operations	9,262	9,876	33,435	31,179
Marketing and advertising	9,067	14,933	37,159	34,691
Selling, general and administrative	671	495	3,945	3,448
Depreciation and amortization	2,434	2,455	9,408	8,706

Total expenses	21,434	27,759	83,947	78,024

Income from operations	100,208	96,707	129,059	125,857
Other income/(expense):
Interest income	361	192	1,352	1,121

Income before income taxes	$100,569	$96,899	$130,411	$126,978

Note to Franchise Results of Operations:

(a)	Under the financial product agreements that were executed in the fourth quarter last year, the Company no longer earns other financial product revenues on refund anticipation loans facilitated by its network. The Company now earns financial product fees under such agreements during the tax season in the third and fourth fiscal quarters.

JACKSON HEWITT TAX SERVICE INC.

COMPANY-OWNED OFFICE RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2007	2006	2007	2006
Revenues
Service revenues from operations	$45,092	$40,656	$80,190	$71,529

Expenses
Cost of operations	21,743	23,020	51,706	47,084
Marketing and advertising	3,853	3,402	7,088	6,286
Selling, general and administrative	912	1,214	3,395	3,623
Depreciation and amortization	732	731	2,858	2,722

Total expenses	27,240	28,367	65,047	59,715

Income from operations	17,852	12,289	15,143	11,814
Other income/(expense):
Other	—	—	—	520

Income before income taxes	$17,852	$12,289	$15,143	$12,334

JACKSON HEWITT TAX SERVICE INC.

CORPORATE AND OTHER

(Unaudited)

(In thousands)

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2007	2006	2007	2006
Expenses (a)
General and administrative	$5,852	$10,252	$21,979	$26,044
Stock-based compensation	1,057	766	4,122	2,808
Litigation related expenses	—	300	1,873	3,800
Internal review expenses (b)	478	—	478	—

Total expenses	7,387	11,318	28,452	32,652

Loss from operations	(7,387)	(11,318)	(28,452)	(32,652)
Other income/(expense):
Interest income	190	299	504	803
Interest expense	(2,664)	(1,637)	(9,972)	(8,301)
Write-off of deferred financing costs	—	—	(108)	(2,677)

Loss before income taxes	$(9,861)	$(12,656)	$(38,028)	$(42,827)

Notes to Corporate and Other:

(a)	Included in selling, general and administrative in the Consolidated Statements of Operations.
(b)	Internal review expenses are in connection with the Department of Justice matter related to one of the Company’s franchisees.

JACKSON HEWITT TAX SERVICE INC.

SELECTED KEY OPERATING STATISTICS

(Unaudited)

Operating Statistics:

	Three Months Ended April 30,		Fiscal Year Ended April 30,
	2007	2006	2007	2006
Offices:
Franchise operations (1)	5,778	5,379	5,778	5,379
Company-owned office operations	723	643	723	643

Total offices—system (1)	6,501	6,022	6,501	6,022

Tax returns prepared (in thousands):
Franchise operations	1,992	1,997	3,229	3,246
Company-owned office operations	262	258	420	412

Total tax returns prepared—system	2,254	2,255	3,649	3,658

Average revenues per tax return prepared:
Franchise operations (2)	$185.98	$173.18	$191.82	$178.06

Company-owned office operations (3)	$172.17	$157.86	$190.74	$173.82

Average revenues per tax return prepared—system	$184.38	$171.43	$191.69	$177.58

Financial products (in thousands) (4)	2,029	2,066	3,412	3,350

Average financial product fees per financial product (5)	$22.43	$25.79	$23.45	$22.23

Notes:

(1)	Includes 214 offices that suspended operations as of April 9, 2007.
(2)	Calculated as total revenues earned by the Company’s franchisees, which does not represent revenues earned by the Company, divided by the number of tax returns prepared by the Company’s franchisees (see calculation below). The Company earns royalty and marketing and advertising revenues, which represent a percentage of the revenues received by the Company’s franchisees.
(3)	Calculated as tax preparation revenues and related fees earned by company-owned offices (as reflected in the Consolidated Statements of Operations) divided by the number of tax returns prepared by company-owned offices.
(4)	Consists of refund anticipation loans, assisted refunds (formerly called accelerated check refunds and assisted direct deposits) and Gold Guarantee® products.
(5)	Calculated as revenues earned from financial product fees (as reflected in the Consolidated Statements of Operations) divided by number of financial products. Average financial product fees per financial product in current periods reflect the impact of the agreements with the providers of the Company’s financial products executed in the fourth quarter last year.

Calculation of average revenues per tax return prepared in Franchise Operations:

	Three Months Ended April 30,		Fiscal Year Ended April 30,
(dollars in thousands, except per tax return prepared data)	2007	2006	2007	2006
Total revenues earned by the Company’s franchisees (A)	$370,422	$345,906	$619,319	$578,019

Average royalty rate (B)	13.42%	13.20%	13.41%	13.19%
Marketing and advertising rate (C)	6.00%	6.00%	6.00%	6.00%

Combined royalty and marketing and advertising rate (B plus C)	19.42%	19.20%	19.41%	19.19%

Royalty revenues (A times B)	$49,701	$45,645	$83,060	$76,234
Marketing and advertising revenues (A times C)	22,225	20,755	37,159	34,685

Total royalty and marketing and advertising revenues	$71,926	$66,400	$120,219	$110,919

Number of tax returns prepared by the Company’s franchisees (D)	1,992	1,997	3,229	3,246

Average revenues per tax return prepared by the Company’s franchisees (A divided by D)	$185.98	$173.18	$191.82	$178.06

Amounts may not recalculate precisely due to rounding differences.

ADJUSTED RESULTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended April 30,			Fiscal Years Ended April 30,
	2007	2006	% Change	2007	2006	% Change
Total revenues, as reported	$166,734	$165,122	1%	$293,196	$275,410	6%
Less: Other financial products revenues related to SBB&T, as reported	—	—		—	(2,932)
Add: Other financial products revenues if 2005 agreement with SBB&T had been in effect for RALs facilitated in all prior periods (a)	—	—		—	1,232

Total revenues, as adjusted	$166,734	$165,122	1%	$293,196	$273,710	7%

Net income, as reported	$66,001	$57,989	14%	$65,380	$57,961	13%
Less: Other financial products revenues related to SBB&T, as reported	—	—		—	(2,932)
Add: Other financial products revenues if 2005 agreement with SBB&T had been in effect for RALs facilitated in all prior periods (a)	—	—		—	1,232
Less: Write-off of deferred financing costs	—	—		108	2,677
Less: Litigation related expenses	—	300		1,873	3,800
Less: Internal review expenses (b)	478	—		478	—
Adjustment to as reported provision for income taxes	(187)	(120)		(964)	(1,907)

Net income, as adjusted	$66,292	$58,169	14%	$66,875	$60,831	10%

Earnings per share, as reported
Basic	$2.07	$1.64	26%	$1.97	$1.61	22%

Diluted	$2.03	$1.62	25%	$1.93	$1.59	21%

Earnings per share, as adjusted
Basic	$2.08	$1.65	26%	$2.01	$1.69	19%

Diluted	$2.04	$1.62	26%	$1.98	$1.67	19%

A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. In the schedule presented above, the Company has included a comparison of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Management believes the above presentation of total revenues, net income and earnings per share on an “as adjusted” basis, which are non-GAAP financial measures, is necessary to reflect the impact of the agreement with Santa Barbara Bank & Trust (“SBB&T”) for the 2005 tax season as if such agreement was in effect for all periods presented as well as to reflect the impact of adjusting certain significant items in the results of operations in order to help investors compare, on an equivalent basis, the Company’s financial results for the current periods presented to its financial results for prior periods presented.

(a)	The Company entered into an agreement with SBB&T which was effective with the facilitation of refund anticipation loans (“RALs”) for the 2005 tax season. Other financial product revenues were adjusted to exclude revenues under the prior agreement in which the Company primarily earned a portion of the difference between finance fees paid by customers to SBB&T and the loan amounts that SBB&T was unable to collect and has been prepared as if the agreement had been in effect for RALs facilitated in all prior periods.
(b)	Internal review expenses are in connection with the Department of Justice matter related to one of the Company’s franchisees.